Exhibit 10.22

AMENDMENT NO. 1 TO 2010 RESTRICTED STOCK
IMPLEMENTATION FOR NON-EMPLOYEE DIRECTORS

WHEREAS, the 2010 Restricted Stock Implementation for Non-Employee Directors (the “Implementation”) of Healthcare Realty Trust Incorporated (the “Company”), was adopted on May 4, 2010 pursuant to the Company’s 2007 Employees Stock Incentive Plan, as amended (the “Plan”);

WHEREAS, the purpose of the Implementation is to pay a part of the compensation of the persons serving as members of the Company’s Board of Directors (the “Board”) who are not employees of the Company or any subsidiary of the Company (each a “Non-Employee Director”) through grants of restricted shares of the Company’s common stock, thereby enhancing the Company’s ability to attract and retain qualified Non-Employee Directors and provide them, as shareholders, with a proprietary interest in the long-term success of the Company;

WHEREAS, under the Plan, Non-Employee Directors are “Eligible Persons” who may be designated by the Compensation Committee to receive Awards; and

WHEREAS, the Compensation Committee hereby desires to amend the Implementation (this “Amendment”) to provide Non-Employee Directors with the ability to elect to receive all or a portion of their annual cash retainer in the form of a Restricted Stock Award.

1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

“Non-Employee Directors” means those persons serving as members of the Board who are not employees of the Company or any subsidiary of the Company.

“Retainer” means the annual cash retainer offered by the Company to Non-Employee Directors for service on the Board for a Reduction Year, and shall include cash retainers offered for service on committees of the Board, cash retainers offered for committee chair positions, cash retainers for the lead director position, and other similar positions.

1.2. Other Defined Terms. Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Implementation and the Plan.

2. Elective Restricted Stock Awards. In addition to any Award available pursuant to Section 4 of the Implementation, each year a Non-Employee Director shall be entitled (i) to reduce his or her Retainer for the succeeding year (the “Reduction Year”) by a percentage amount which shall be applied to the acquisition of Restricted Stock (the “Acquisition Shares”) and (ii) to receive an Award based upon a multiple of the Acquisition Shares determined by the restriction period selected by the Non-Employee Director (the “Restriction Multiple”). For purposes of this Amendment, the Reduction Year shall begin on the date that the Company holds its annual meeting of shareholders for the purpose of electing directors to the Board, or if there is not an annual meeting of shareholders, on the date that is the first anniversary of the preceding annual meeting of shareholders.

2.1 Acquisition Shares. The percentage of the Retainer that a Non-Employee Director may elect to be reduced and applied to Acquisition Shares must be a minimum of 3% and may be increased by increments of 1% to a maximum of 100% of the Retainer. The elected percentage of the Retainer shall be divided by the closing market price of the Company’s stock on the last trading day preceding the annual meeting of shareholders to determine the number of Acquisition Shares. The amount of the Retainer applied to the acquisition of Restricted Stock shall reduce the Retainer of Director for the Reduction Year.

2.2 Restriction Multiple. The Restriction Multiple shall be determined by a Non-Employee Director’s selection of a restriction period of 1 year, 2 years, or 3 years. The Restriction Multiple shall be: 1.1x for a restriction period of

1 year; 1.2x for a restriction period of 2 years; and 1.3x for a restriction period of 3 years. The restricted period selected may not extend beyond a director’s term remaining on the Board.

2.3 Election Notice. Each Non-Employee Director must deliver written notice, substantially in the form attached as Exhibit A to this Amendment, of such Non-Employee Director’s election to obtain an Award pursuant to this Section 2 to the Company no later than December 31 of the year immediately preceding the Reduction Year. The notice shall contain the desired percentage reduction in the Retainer and the restriction period selected by a Non-Employee Director. Unless otherwise approved by the General Counsel of the Company, the election shall be irrevocable by Non-Employee Director, once delivered.

2.4 The Award. The product of the Restriction Multiple multiplied by the Acquisition Shares shall be the number of shares constituting an Award pursuant to this Section 2. Awards determined pursuant to this Section 2 shall be delivered to each Non-Employee Director as soon as practicable, but no sooner than the Non-Employee Director’s execution of a Restricted Stock Agreement. Each Non-Employee Director must be a director of the Company at the date of the delivery of the Award to receive the Award.
3. Termination of Service on Board. In the event of termination of a Non-Employee Director’s service on the Board, the disposition of any unvested Awards will be determined in accordance with such Non-Employee Director’s written restricted stock agreement.

4. Miscellaneous Provisions.

4.1. Election as Director. Nothing in the Amendment or any grants hereunder shall be deemed to give any Non-Employee Director the right to be nominated or elected as a director by the shareholders of the Company, and no provision of the Amendment or the granting of shares of Common Stock under the Implementation shall be deemed to affect the right of shareholders to remove Directors or the right of the Company or its shareholders to seek judicial removal of Directors.

4.2. Amendments. The Committee may from time to time further amend, modify or terminate the Implementation, provided that no such action shall adversely affect the shares of Common Stock previously granted pursuant to the Amendment. The action taken by the Committee shall be final and binding unless shareholder approval is required to meet the requirements of Rule 16b-3 of the Act.

4.3. Code Section 409A. To the extent Awards are granted pursuant to the Amendment are deemed to be “deferred compensation” under Section 409A of the Code, the provisions of this Amendment are intended to comply with Code Section 409A and the regulations thereunder. Notwithstanding any provision of the Amendment to the contrary, a Non-Employee Director’s rights with respect to deferred compensation shall be subject to Code Section 409A and the regulations thereunder, and nothing in the Amendment shall be construed to the contrary. Should a court or other body of competent jurisdiction determine that any provision of the Amendment fails to comply with the requirements of Code Section 409A and the regulations thereunder, such provision shall be modified to the extent necessary, if possible, to avoid the taxation of any deferred compensation before the end of the Restricted Period as determined herein, and all other provisions of the Amendment shall be deemed valid and enforceable to the extent possible.
4.4. Survival. The Amendment shall continue in effect as long as the Plan is in effect or until terminated by the Committee.
SIGNED this 11th day of December, 2013, effective as of the dates set forth herein.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ Edwin B. Morris III
Edwin B. Morris III, Chairman of the Compensation Committee